Exhibit 4.2

Number 476578

Certificate of Incorporation

I hereby certify that

TBS INTERNATIONAL PUBLIC LIMITED COMPANY

is this day incorporated under
the Companies Acts 1963 to 2009, and that the company is limited.

Given under my hand at Dublin, this Tuesday, the 20th day of October, 2009

/s/  Pat Daly
for Registrar of Companies